EXHIBIT 4.8

Commercial Park West

Realmark–Commercial, LLC

Lease

Date:	March 10, 2004

To:	John Stubbs
Corporate Realty Advisors
5511 Capital Center Drive, Suite 320
Raleigh, NC 27606
(919) 851-9111

From:	Douglas Marshall
Property Manager
Commercial Park West
2327 Englert Drive, Suite 101
Durham, NC 27713
(919) 361-8838

Landlord:	Realmark–Commercial, LLC (“Landlord”)
2350 N. Forest Road
Getzville, NY 14068
(716) 636-0280

Tenant:	Adherex Technologies, Inc. (“Tenant”)
Dr. William Peters, Dr. Robin Norris, & Eric Karl
2530 Meridian Parkway, Suite 200
Durham, NC 27713

Premises:	Commercial Park West
2300 Englert Drive, Suite G
Durham, NC 27713

Commercial Lease Agreement

BETWEEN

Realmark-Commercial, LLC	Lessor

AND

Adherex, Inc.	Lessee

Commercial Lease Agreement

THIS LEASE AGREEMENT is made and entered into as of the

1st day of April 2004

by and between

Realmark-Commercial LLC

hereinafter referred to as “Lessor”

AND

Adherex, Inc.

hereinafter referred to as “Lessee”.

WITNESSETH:

1. PREMISES: In consideration of the mutual covenants and agreements herein stated, Lessor hereby leases to Lessee and Lessee hereby leases from Lessor the following described premises (the “Premises”), together with the appurtenances thereto:

5,700 rentable square feet (RSF) of space situated at Commercial Park West, 2300 Englert Dr., Suite G; Durham, NC 27713 (sometimes referred to as the “building” or the “project”). Within sixty (60) days after the Commencement Date, Lessee shall have the right to have its architect remeasure the Premises in accordance with BOMA Standards. If Lessee’s measurements discloses a different square footage than that set forth above, the parties hereto shall amend the Lease to reflect the change in square footage and the rental amounts and Lessee’s proportionate share of shared expenses hereunder shall likewise be amended to reflect the correct rental of square footage of the Premises in which case measurements shall be from the center of each demising wall between tenants and to the glass line on any exterior walls or outside of the exterior wall if a glass line dose not exist. In the event the Lessee remeasures the space the Lessor will have the right of reasonable review.

The location of the Premises within the building shall be as shown on Exhibit A attached hereto and made a part hereof by this reference.

Lessor acknowledges and agrees that Lessee shall have the non-exclusive right to use free of charge, any and all Common Areas, as hereinafter defined, but not limited to, all parking areas. With respect thereto, Lessor acknowledges and agrees that it shall maintain at all times during the Lease term parking serving the building, at a ratio of not less than five (5) parking spaces per 1,000 square feet of rentable area within the building.

For purposes of prorating various expenses, the Premises represent 5.76% percent of the building or project.

2. TERM: ~~(a)~~ Subject to and upon the conditions set forth below, the term of the Lease shall commence on                                  ~~March 1, 2004 (the “commencement date”) and shall expire on February 28, 2010 (which shall be~~ that date which is the later of (i) the date of substantial completion of the Lessor’s Work as defined in Exhibit D or (ii) June 1, 2004 (the “Commencement Date”) and shall expire on the last day of the seventy-second (72nd) full calendar month thereafter, unless sooner terminated as hereinafter provided. ~~Lessor shall use its reasonable efforts to establish the “completion date” as March 1, 2004 or sooner.~~ Notwithstanding any other provision contained herein to the contrary, Lessor acknowledges and agrees that it has assured Lessee that it shall achieve substantial completion the Lessor’s Work and deliver possession of the Premises to Lessee on or before June 1, 2004 (the “Completion Date Deadline”). Accordingly, in the event Lessor fails to deliver possession of the Premises to Lessee having substantially completed such Lessor’s Work on or before said Completion Date Deadline for any reason other than Lessee caused delays or Act of God events, then, in such event, Lessee shall be entitled to a credit equal to two (2) days base rent (at the monthly rental rate applicable to the 7th through 12th months of Lease term) for each day beyond the Completion Date Deadline that Lessor has failed to deliver possession of the Premises to Lessee with Lessor’s Work having been substantially completed. Furthermore, Lessor acknowledges and agrees that in the event it has failed to deliver the Premises to Lessee having substantially completed the Lessor’s Work on or before September 1st, 2004 for any reason other than Lessee caused delays or Act of God, Lessee shall be entitled to terminate this Lease by providing written notice of such election to Lessor any time on or before September 10th, 2004.

(b) ~~If the Premises are not available for occupancy on the “commencement date” or “completion date”, the Lease shall not be affected thereby and Lessee shall have no claim against Lessor as a result of the postponement of such date.~~

3. RENT: ~~(a)~~ Lessee agrees to pay monthly as base rental during the term of this Lease (~~as shown on the~~ in accordance with the base rental schedule attached ~~rent schedule~~) hereto which amounts shall be payable to Lessor at the address shown below on the first day of the month. One monthly installment of rent shall be due and payable on the ~~date of execution of this Lease~~ Commencement Date by Lessee for the first month’s rent and a like monthly installment shall be due and payable on or before the first day of each calendar month succeeding the “Commencement Date” during the demised term; provided, that if the “Commencement Date” should be a date other than the first day of a calendar month, the monthly rental set forth above shall be prorated to the end of that calendar month, and all succeeding installments of rent shall be payable on or before the first day of each succeeding calendar month during the demised term. Lessee shall pay, as additional rental, all other sums due under this Lease. All rent and sums to be paid under this Lease are to be paid without demand, set-off, abatement or deduction, except as specifically provided in the Lease. If the Lease terminates on a day other than the last day of a calendar month, the rent for said month will be prorated.

(b) On the date of execution of this Lease by Lessee, there shall be due and payable by Lessee a security deposit in an amount equal to Six Thousand Dollars 00/100 ($6,000.00) ~~monthly rental installment(s)~~ to be held as security for the performance by Lessee of Lessee’s covenants and obligations under this Lease, it being expressly understood that the deposit shall not be considered an advance payment of rental or a measure of Lessor’s damage in case of default by Lessee. Upon the occurrence of any event of default by Lessee or breach by Lessee of Lessee’s covenants under this Lease, Lessor may, from time to time, without prejudice to any other remedy, use the security deposit to the extent necessary to make good any arrears of rent and/or damage, injury, expense or liability caused to Lessor by the event of default or breach of covenant, any remaining balance of the security deposit to be returned by Lessor to Lessee upon termination of this Lease.

(c) If any increase in the fire or other insurance premiums paid by Lessor for the building in which Lessee occupies space is caused solely by Lessee’s use and occupancy of the Premises, including without limitation Lessee’s use, storage, production or handling of any Hazardous Material (as hereinafter defined in Paragraph 11), or if Lessee vacates the Premises and causes an increase in such premiums, the Lessee shall pay as additional rent, upon demand, the amount of such increase to Lessor.

(d) Other remedies for nonpayment of rent notwithstanding, if the monthly rental payment is not received by Lessor on or before the tenth day of the month for which rent is due, or if any other payment due Lessor by Lessee is not received by Lessor on or before the tenth day following the date it was due, a late charge of five percent (5%) of such past due amount shall become due and payable in addition to such amounts owed under this Lease.

(e) Beginning with the Commencement Date, Lessee agrees to pay to Lessor, as additional rental each year, Lessee’s proportionate share (5.76%) of any direct expenses (as defined below) incurred by or accrued as an expense of Lessor or its agents on account of the operation or maintenance of the building (and all appurtenances thereto) in which the Premises are situated and including a portion of any charges attributable to the Common Areas. (“Common Areas” shall mean all areas, improvements, space, equipment, signs and special services provided by Lessor for the common or joint use and benefit of all of the occupants of the building, their employees, agents, servants, customers, and other invitees, including, without limitation, parking areas, entranceways, exits, walkways, service roads, driveways, retaining walls, landscaped areas and truck serviceways.) ~~Of which is estimated at One Dollar 85/100 ($1.85)~~ With respect to the foregoing, Lessor represents and warrants that its good faith estimate of the direct expenses for the year 2004 shall be $1.85 per rentable square foot. In no event shall the direct expenses charged to Lessee exceed $1.90 per square foot for 2004. Such additional rental shall be paid on the first day of each calendar month throughout the term, without deduction or set-off, in equal monthly installments of an amount based on Lessor’s projections of direct expenses for the applicable calendar year, and all such monthly payments shall be credited to Lessee’s rental account for such calendar year. Lessor shall, within nine months following the close of each calendar year during the term of the Lease, invoice Lessee for the additional rental. The invoice shall include in reasonable detail all computations of the additional rental. If this Lease shall terminate on a day other than the last day of a year, the amount of any additional rental payable by Lessee applicable to the year in which such termination shall occur shall be prorated on the ratio that the number of days from the commencement of such year to and including such termination date bears to 365. If such invoice shows an amount owing by Lessee that is less than the sum of the monthly payments made by Lessee in the previous calendar year, Lessor shall credit such excess to installments of rent (both base and additional) next due from Lessee until such has been exhausted, or if this Lease shall expire prior to the application of such excess, Lessor shall pay Lessee the balance not theretofore applied against rent. If such invoice shows an amount owing by Lessee, which is more than the sum of the monthly payments made by Lessee in the previous calendar year, Lessee shall pay such deficiency to Lessor within ten days after receipt of the invoice. Lessee shall have the right, at its own expense and at a reasonable time, to audit Lessor’s books relevant to the additional rentals under this Paragraph 3. In the event an audit by Lessee discloses that Lessee has been overcharged by ten percent (10%) or more in any given year, Lessor shall reimburse Lessee for the reasonable cost of such audit. Furthermore, Lessor acknowledges and agrees that should Lessor or any other tenant of Lessor perform an audit of direct expenses which discloses that Lessee was overcharged then, in such event Lessor shall be obligated to provide Lessee a credit in the amount of the overcharge as disclosed by such audit. The provisions herein shall survive the expiration or sooner termination of the Lease.

(f) The term “direct expenses” as used above includes all reasonable and customary direct costs of operation and maintenance of the building and/or project of which the Premises are a part, including, but not limited to, utility and service charges attributable to Common Areas ~~or~~ and paid by Lessor, the costs of building supplies, repairs, maintenance and service contracts for the building, Common Areas and all related mechanical equipment, property management charges, the costs of grounds maintenance, landscaping, parking maintenance and striping, all real property taxes and installments of special assessments, including special assessments due to deed restrictions and/or owner’s associations which accrue against the building and/or project of which the Premises are a part during the term of this Lease, as well as all insurance premiums Lessor is required to pay or deems necessary to pay, including all risk property, general liability and sign insurance. The term “direct expenses” shall also include capital improvements (amortized on a basis reasonably determined by Lessor) that are required by governmental law, rule or regulation, which law, rule or regulation was not applicable to the building at the time it was originally constructed, or that result in cost savings in connection with the operation or maintenance of the building, but only to the extent of such expected cost savings. The term “direct expenses” does not include any capital improvements to the building and/or project of which the Premises are a part, other than as specifically provided hereinabove, nor shall it include income and franchise taxes of Lessor, expenses incurred in leasing to or procuring of tenants, leasing commissions, advertising expenses, expenses for the renovation of space for new tenants, interest or principal payments on any mortgage or other indebtedness of Lessor, compensation paid to any employee of Lessor above the grade of building superintendent, ~~nor~~ any depreciation allowance or expense, legal expenses, expenses for services provided by Lessor’s affiliates to the extent in excess of what would have been incurred in an arm-length’s transaction.

(g) Lessee shall pay all taxes or assessments of any nature imposed or assessed upon its trade fixtures, equipment, machinery, inventory, merchandise or other personal property located on the Premises and owned by or in the custody of Lessee as promptly as all such taxes or assessments may become due and payable without delinquency.

(h) For the purposes of this subsection, (h) direct expenses are comprised of “controllable expenses” and “non-controllable expenses”. Controllable expenses are those components of direct expenses that are not related to taxes or insurance. Non-controllable expenses are those components of direct expenses that are not controllable expenses. Notwithstanding any other provision to this Lease to the contrary, during the Term of this Lease, for the purpose of calculating Lessee’s proportionate share of direct expenses each year, the items of controllable expenses shall be deemed not to increase by more than three percent (3%) per calendar year for each calendar year from and after calendar year 2004. There shall be no cap on non-controllable expenses.

4. SIGNS: Any signs or advertising to be used in connection with the Premises shall be first submitted to Lessor for approval before installation of same, and all signs, advertising or markings on the Premises shall be permitted only in the area designated by Lessor. Lessor will provide reasonable signage on the building, subject to all governmental approvals and an allowance of $3,000.00. Any cost for such building signage in excess to the allowance shall be paid for by the Lessee. Signage will be the same as the current exterior signage for 2300 Englert Dr.

5. USAGE AND INSURANCE: The Premises are to be used by the Lessee for the purpose of general office, lab, design, testing and developing cancer focused therapy and Tumor vascular targeting platforms and developing non-cancer related applications for such technology and for no other purpose without the prior written consent of the Lessor which approval will not be unreasonably withheld or delayed. Lessor hereby represents and warrants that the foregoing permitted use of the Premises is permissible under applicable zoning ordinances governing the use of the Premises. Lessee shall have the right to access the Premises twenty-four (24) hours a day, seven (7) days a week throughout the term of this Lease.

Lessee shall not use the Premises (or fail to maintain them) in any manner constituting a violation of any ordinance, statute, regulation or order of any governmental agency, including, but not limited to, zoning ordinances, nor will the Lessee maintain or permit any nuisance to occur on the Premises, or make void or voidable any insurance then in force on the Premises.

Lessee covenants and agrees that the Lessee will use, maintain and occupy the Premises in a careful, safe and proper manner and will not commit waste thereon.

6. SERVICES TO THE PREMISES: Lessor shall, subject to interruptions which are normal and to the scheduling of repairs by providers of such services, cause to be furnished to the Premises in common with other lessees, the following connections: water and sewer connections, phone line connections providing access to the local public telephone company, T-1 connections and normal electrical connections and natural gas connections.

7. UTILITIES: Lessee agrees that it will pay all charges for gas, electricity or other illumination used on the Premises, and will pay in addition directly to Lessor all water and sewage charges described hereafter. With respect to the foregoing, Lessor represents and warrants to Lessee that the Premises are separately metered for gas and electricity services. If the Premises are recognized as part of a building containing a number of tenants, the Lessee agrees to pay its proportionate share of the total water and sewage bill for the entire building based upon the ratio of the number of square feet demised herein to the total square footage contained in the entire building as set forth hereinabove Paragraph 1. It is expressly agreed that all water and sewage charges are considered as rent as defined in this Lease. ~~Should any of the above described charges herein provided for at any time remain due and unpaid for a period of five (5) days after the same shall have become due, Lessor may, at its option, consider Lessee a tenant at sufferance, and immediately re-enter upon the Premises, and the entire rental for the rental period shall at once be due and payable and may forthwith be collected by distress or otherwise.~~ Notwithstanding any other provision contained herein to the contrary, Lessor acknowledges and agrees that in the event utility services to the Premises are interrupted as a result of the negligence of Lessor, its agents or contractors for a period in excess of two days, then, from and after such time, Lessee shall be entitled to an abatement of all rental amounts due hereunder until such time as such interrupted utility service is restored. Furthermore, in the event such interruption continues for a period in excess of 20 consecutive days, then, in such event, Lessee shall be entitled to terminate this Lease by providing written notice of such election to Lessor. If the Premises consist of an entire building, Lessee shall pay the full cost of water and sewage charges applicable to said building directly to the utility providing the same. In the event Lessee’s use of any utilities on a common meter is irregular or disproportionate, either Lessor or Lessee shall have the option as to future charges to have installed at its expense separate meters for the utilities in question.

8. ~~RELOCATION: In the event Lessor determines to utilize the Premises for other purposes during the term of this Lease, Lessee agrees to relocate to other space in the building and/or project designated by Lessor, provided such other space is of equal or larger size than the Premises and has at least the same number of windows. Lessor shall pay all out-of-pocket expenses of any such relocation, including the expenses of moving and reconstruction of all Lessee furnished and Lessor furnished improvements. In the event of such relocation, this Lease shall continue in full force and effect without any change in the terms or other conditions, but with the new location substituted for the old location set forth in Paragraph 1 of this Lease.~~

9. REPAIRS AND MAINTENANCE: (a) Unless otherwise expressly provided, Lessor shall not be required to make any improvements, replacements or repairs of any kind or character to the Premises during the term of this Lease. Notwithstanding the foregoing, Lessor acknowledges and agrees that it shall be solely responsible for the repair and maintenance of all structural elements of the building, including, but not limited to the floor slab, exterior and all other load bearing walls and roof thereof as well as the underground components of all utility systems serving the Premises. In addition, Lessor acknowledges and agrees that it shall maintain such components of the building for which it is responsible hereunder and all Common Areas in accordance with the standards then applicable to other similarly situated first-class office buildings in the Durham, North Carolina area. Lessor shall not be liable to Lessee, except as expressly provided in this Lease, for any damage or inconvenience, and Lessee shall not be entitled to any abatement or deduction of rent by reason of any repairs, alterations or additions made by Lessee under this Lease, provided same are conducted in such a manner so as to minimize any interference with Lessee’s business operations. Lessee will be required to maintain and repair all damage to each and every part of the Premises, which are not the responsibility of Lessor hereunder including without limitation, the water apparatus, HVAC, electric lights or any other fixtures, appliances or appurtenances of the Premises such as walls, doors, corridors, windows and other structures and equipment within and serving the Premises, unless the same are necessitated by Lessor’s negligence or the negligence of its agents or contractors (in which event Lessor shall be responsible for the repair thereof). Lessee shall enter into and keep in force throughout the term of the Lease a maintenance/service contract with respect to the HVAC system and, at Lessor’s request, shall submit proof of such contract. Notwithstanding the foregoing, or any other provision contained herein to the contrary, Lessor acknowledges and agrees that Lessee’s responsibility with respect to the HVAC system serving the Premises shall be limited to the maintenance of the required service contract and for repairs required thereto costing less than $750.00 per occurrence. Lessor acknowledges and agrees that it shall be solely responsible for any repairs or replacements required to the HVAC system costing in excess of $750.00 per occurrence. Lessee agrees to keep the Premises trash-free and to pay the cost of trash and debris removal as related to Lessee’s operation. Lessee agrees to use a trash removal service designated by Lessor (provided same is competitively priced) and Lessee shall be billed directly for such service. Lessee shall remove all liens of record that may result from Lessee’s performance of any repairs or maintenance required under this Paragraph 9 and shall make all such repairs and perform all such maintenance in a good and workmanlike manner. Lessee agrees that all such repair and maintenance work shall be in compliance with federal, state and local law, including, but not limited to, the Americans with Disabilities Act (the “ADA”). Notwithstanding any other provision contained herein to the contrary, Lessor represents and warrants to Lessee that as of the Commencement Date and for a period of sixty (60) days thereafter, all utility systems serving the Premises, including, but not limited to the HVAC system shall be in good working order. In addition, Lessor represents and warrants that as of the Commencement Date the building and Premises shall comply in all material respects with all laws, rules and regulations governing the same including, but not limited to the ADA. Furthermore, in addition to Lessor’s obligations elsewhere in this Lease, Lessor shall at Lessor’s sole cost and expense, and with reasonable diligence perform all the following repairs or improvements: (a) repairs which are required as a result of latent or hidden defects present in the Premises as of the Commencement Date, (b) any repairs or improvements which are necessary to comply with any law, ordinance, order or restriction now or hereafter imposed by any federal, state or local government or governmental body, exclusive of any repair or improvement made necessary solely as a result of Lessee’s use of the Premises.

(b) Lessee shall, at its own cost and expense, repair or replace any damage or injury to all or any part of the Premises caused by Lessee or Lessee’s agents, employees, invitees, licensees or visitors; provided, however, if Lessee fails to make the repairs or replacements promptly following its receipt of notice from Lessor, Lessor may, at its option, make the repairs or replacements and Lessee shall pay Lessor the cost thereof plus an overhead charge equal to ten percent (10%) of the cost of such repairs or replacements; and payment of such cost and overhead shall be made on demand.

(c) Lessee shall not allow any damage to be committed on any portion of the Premises by Lessee, its employees, agents, contractors or invitees, and at the termination of this Lease, by lapse of time or otherwise, Lessee shall deliver the Premises to Lessor in as good condition as existed at the commencement date or completion date of this Lease, casualty ordinary wear and tear excepted. The cost and expense of any repairs necessary to restore the condition of the Premises shall be borne by Lessee, and if Lessor undertakes to restore the Premises, it shall have a right of reimbursement against Lessee.

(d) All requests for repairs or maintenance that are the responsibility of Lessor pursuant to any provision of this Lease must be made in writing to the Lessor at the address set forth below. With respect to the foregoing, Lessor agrees to make all such repairs as are Lessor’s responsibility hereunder with a commercially reasonable time frame following its receipt of notice of the need thereof and in a manner designed to minimize any interruption with Lessee’s business operations.

10. COMPLIANCE WITH LAWS, RULES AND REGULATIONS: Lessee, at Lessee’s sole expense, shall comply with all laws, rules, orders, ordinances, directions, regulations and requirements of federal, state, county and municipal authorities now in force or which may hereafter be in force, with respect to its use of the Premises, and with any lawful direction of any public officer or officers, which shall impose any duty upon the Lessor or Lessee with respect to ~~the~~ Lessee’s use, occupation or alteration of the Premises, including without limitation, all applicable federal, state and local laws, regulations or ordinances pertaining to air and water quality, Hazardous Materials (as hereinafter defined), waste disposal, air emissions and other environmental matters, all zoning and other land-use matters, and utility availability. Lessee shall, at Lessee’s sole expense, ~~shall also~~ comply with any governmental authority imposed recorded covenants, conditions and restrictions, ~~regardless of when they become effective,~~ which shall impose such a duty upon Lessor or Lessee. Lessee shall use all reasonable efforts to fully comply with the ~~Americans with Disabilities Act.~~ ADA; provided, however, in no event shall Lessee have any obligation to make any alterations, additions or improvements to the Premises unless same are required as a direct result of Lessee’s use of the Premises. Lessor shall be required to make any alterations, additions or improvements to the Premises necessary to comply with the ADA to the extent same are not imposed as a direct result of Lessee’s specific use of the Premises prior to commencement. Lessee will comply with the rules of the building adopted by Lessor which are set forth on a schedule attached to this Lease and with all commercially reasonable recommendations or requirements of Lessor’s insurance carrier relating to prevention of fires or other hazardous conditions. Lessor shall have the right at all times to change the rules and regulations of the building or to amend them in any reasonable non-discriminatory manner as may be deemed advisable for the safety, care and cleanliness, and for the preservation of good order, of the Premises. All changes and amendments in the rules and regulations of the building will be sent by Lessor to Lessee in writing and shall thereafter be carried out and observed by Lessee.

11. HAZARDOUS SUBSTANCES – GENERAL: The term “Hazardous Substances”, as used in the Lease, shall mean pollutants, contaminants, toxic or hazardous wastes, or any other substances the use and/or removal of which is required or the use of which is restricted, prohibited or penalized by any “Environmental Law”, which term shall mean any federal, state or local law, ordinance or other statute of governmental or quasi-governmental authority relating to pollution or protection of the environment. The term “Hazardous Substances” as used in this Lease shall also mean any petroleum products or byproducts, including crude oil or any fraction thereof and any other liquid hydrocarbon, which are not specifically designated, defined, listed, or have no characteristics identified in, under or pursuant to any Environmental Law. Lessee hereby agrees that (i) no activity will be conducted on the Premises that will use or produce any Hazardous Substance, except for such activities that are part of the ordinary course of Lessee’s business activities (the “Permitted Activities”) provided said Permitted Activities are conducted in accordance with all Environmental Laws and have been approved in advance in writing by Lessor which will not be unreasonably withheld or delayed; Lessee shall be responsible for obtaining any required permits and paying any fees and providing any testing required by any governmental agency; (ii) the Premises will not be used in any manner for the storage of any Hazardous Substances, except for the temporary storage of such materials that are used in the ordinary course of Lessee’s business (the “Permitted Materials”) provided such Permitted Materials are properly stored in a manner and location meeting all Environmental Laws and approved in advance in writing by Lessor which will not be unreasonably withheld or delayed; Lessee shall be responsible for obtaining any required permits and paying any fees and providing any testing required by any governmental agency; (iii) no portion of the Premises will be used as a landfill or a dump; (iv) Lessee will not install any underground tanks of any type; (v) Lessee will not allow any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute, a public or private nuisance; (vi) Lessee will not permit any Hazardous Substances to be brought onto the Premises, except for Permitted Materials provided such Permitted Materials are properly handled in a manner meeting all Environmental Laws and approved in advance in writing by Lessor which will not be unreasonably withheld or delayed, and if so brought or found located thereon, the same shall be immediately removed by Lessee, with proper disposal, at Lessee’s sold cost and expense, and all required cleanup procedures shall be diligently undertaken pursuant to all Environmental Laws. Lessor or Lessor’s representative shall have the right but not the obligation to enter the Premises after providing Lessee at least twenty-four (24) hours prior written notice for the purpose of inspecting the storage, use and disposal of Permitted Materials to ensure compliance with all Environmental Laws. Should it be determined, in Lessor’s ~~sole~~ reasonable opinion, that said Permitted Materials are at any time being improperly stored, used or disposed of, then Lessee shall immediately take such corrective action as requested by Lessor. Should Lessee fail to take such corrective action within 24 hours, Lessor shall have the right to perform such work and Lessee shall promptly reimburse Lessor for any and all costs associated with said work. Lessor shall use its best efforts to minimize interference with Lessee’s business while performing such work but shall not be liable for any interference caused thereby. If at any time during or after the term of this Lease the Premises are found to be so contaminated or subject to said conditions, Lessee shall diligently institute proper and thorough cleanup procedures at Lessee’s sole cost.

Upon the expiration or termination of this Lease, Lessee shall render the Premises in clean condition free and clear of any actual or threatened presence of, or contamination, pollution, damage or injury by, any Hazardous Substance caused by Lessee, its employees, agents, contractors or invitees. Lessor hereby represents and warrants to Lessee, to the best Lessor’s knowledge and belief, that as of the date of this Lease, there exists no violations of Environmental Laws with respect to the building or the Premises, nor are the Premises contaminated with toxic mold. If any of the Permitted Activities involves storage, production or use of a Hazardous Substance or if Lessor has evidence that Lessee has stored, produced or used a Hazardous Substance on the Premises or has brought onto the Premises such a substance, then at the request of Lessor, Lessee shall provide to Lessor, at Lessee’s sole cost and expense, a report (an “Environmental Report”) conducted and prepared by a competent licensed environmental engineer or consultant acceptable to Lessor which affirms, based on reasonable, ~~rigorous and detailed~~ testing, that no adverse, detrimental or harmful condition occurred or is present in, at, on, under, about or surrounding the Premises or otherwise in connection with Lessee’s (or others at Lessee’s sufferance or with Lessee’s permission) operations thereon or use or occupancy thereof and that the Premises are free and clear of any actual or threatened contamination, pollution, damage, injury or harm by any Hazardous Substance and any threat or risk to human health, safety and welfare attributable to Lessee’s (or others at Lessee’s sufferance or with Lessee’s permission) operations thereon or use or occupancy thereof. Such Environmental Report shall be provided to Lessor within sixty (60) days of request of Lessor or otherwise ~~at least~~ four (4) weeks prior to the ~~expiration or sooner~~ termination of this Lease. In the event such indicates that there is no such condition, Lessor shall reimburse the cost of obtaining such report to Lessee. ~~with the investigation upon which such Environmental Report is based occurring no earlier than eight (8) weeks prior to the expiration or sooner termination of this Lease.~~

For the purposes of applying the covenants provided under this Paragraph 11, the Premises shall also mean, refer to and include the building, the project, the land on which the building or project is situated including all common areas (hereinafter, the “land”), and the soil, ground water, and surface water of the land. Lessee agrees to indemnify and hold Lessor harmless from and against any and all claims, demands, actions, liabilities or losses (including, without limitation, those arising from any diminution in value of the Premises, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, damages arising from any adverse impact on marketing, selling, financing or leasing of space, and sums paid in settlement of claims), costs, expenses (including, without limitation, attorneys’ fees and environmental engineers’ or consultants’ fees), damages and obligations of any nature arising from or as result of the use of the Premises by Lessee. The foregoing indemnification and the responsibilities of Lessee under this Paragraph 11 shall survive the termination or expiration of this Lease.

12. LESSOR IMPROVEMENTS: ~~If construction to the Premises is to be performed by Lessor prior to Lessee’s occupancy, Lessor will, at its expense, commence and/or complete the construction of improvements constituting the Premises in accordance with the floor plan (attached Exhibit A), attached work letter and specifications, which plan, letter and specifications shall be approved and signed by the parties upon execution of this Lease and are~~ Lessor agrees to make improvements to the Premises (the “Lessor’s Work”) in accordance with the Work Letter attached hereto as Exhibit ”D”, which Work Letter is hereby made a part hereof by this reference. Any changes or modifications to the approved plan and specifications shall be made and accepted by written change order signed by Lessor and Lessee and shall constitute and amendment to this Lease. Upon substantial completion of the Lessor’s Work in accordance with the Plans ~~building and other improvements in accordance with the plans and specifications,~~ Lessee agrees to execute and deliver to Lessor a letter accepting delivery of the Premises, subject only to latent defects All Lessor’s Work contemplated under this paragraph shall constitute improvements to the Premises which shall remain part of the Premises upon expiration of the term of this Lease. If no improvements are to be made or construction to be done to the Premises, Lessee hereby accepts the Premises in the condition they are in at the beginning of this Lease.

Lessor hereby reserves the right at any time and from time to time to make alterations or additions to, and build additions on the building in which the Premises are contained and to build adjoining the same, and to install, maintain, use and repair and replace pipes, ducts, conduits and wires leading through the Premises in locations serving other parts of the building ~~which~~ provided such alterations or additions will not (i) materially interfere with Lessee’s use of the Premises. or (ii) materially detract from the aesthetics of the Premises. Lessor also reserves the right to construct other buildings or improvements from time to time and to make alterations thereof or additions thereto and to build additional stories on the building or on other buildings and to build adjoining same and to construct such parking facilities as may be necessary or desirable.

13. ALTERATIONS AND IMPROVEMENTS: Lessee at its own cost and expense shall fully equip the Premises with all ~~lighting fixtures~~, furniture, operating equipment, and any other equipment necessary for the proper operation of Lessee’s business. All fixtures installed by Lessee shall be new or completely reconditioned. Lessee shall not do any alternations or construction work or install any equipment without first obtaining Lessor’s written approval and consent, such consent not to be unreasonably withheld or delayed. Lessee shall present to Lessor plans and specifications for such work at the time approval is sought. Lessor reserves the right before approving such work to require Lessee to furnish Lessor with evidence satisfactory to Lessor of financial arrangements made by Lessee to promptly pay for any work Lessee causes to be done in or on the Premises. Lessor’s approval of any plans, specifications or work drawings shall create no responsibility or liability on the part of the Lessor for their completeness, design sufficiency or compliance with all laws, rules and regulations of governmental agencies or authorities. Lessee shall be entitled to make interior, non-structural alterations, additions or improvements to the Premises without Lessor’s consent, provided such alterations, additions or improvements do not adversely affect the utility systems serving the Premises. Lessee shall remove all liens of record that may result from the performance of any alternations or additions. Lessee agrees that all alternations, physical additions or improvements to the Premises made by Lessee shall be completed in a good and workmanlike manner and shall be in compliance with the ~~Americas with Disabilities Act (the “ADA”)~~ ADA and, upon the request of Lessor, Lessee shall provide Lessor with evidence reasonably satisfactory to Lessor that such work was performed in compliance with the ADA.

Any alternations, physical additions or improvements to the Premises made by Lessee shall at once become the property of Lessor and shall be surrendered to Lessor upon the termination of this Lease, except that the forgoing shall not apply to moveable equipment or furniture owned by Lessee which may be removed by Lessee at any time during the Lease term or the end of the term of this Lease ~~if Lessee is not then in default and if such equipment and furniture is not then subject to any other rights, liens and interests of Lessor.~~ Lessor, at its option, may require Lessee to remove any physical additions and/or repair any alternations in order to restore the Premises to the condition existing at the time the Lessee took possession, all costs of removal and/or alternations to be borne by Lessee. Notwithstanding the foregoing, under circumstances where Lessor has an approval right over the alterations or additions being made by Lessee hereunder and if Lessor has approved same, Lessee shall not be obligated to so remove any such alterations or additions unless and except under circumstances where Lessor advised Lessee of such removal requirement at the time of its approval of the subject alterations or additions. If Lessee does not remove moveable equipment or furniture or other personal property not owned by Lessor from the Premises after Lessor’s written request at the end of the term of the Lease, such property will be deemed abandoned by Lessee and Lessor may dispose of such property as Lessor sees fit and, if Lessor disposes of such property, Lessor shall recover its costs incurred for the removal and disposal thereof. The provisions of this Paragraph 13 shall survive the expiration or sooner termination of this Lease.

14. CONDEMNATION: (a) If, during the term (or any extension or renewal) of this Lease, all or a substantial part of the Premises or the building (other than the Premises) or the Common Areas is taken for any public or quasi—public use under any governmental law, ordinance or regulation, or by right of eminent domain or by purchase in lieu thereof, and the taking would prevent or materially interfere with the use of the Premises for the purpose for which they are then being used, this Lease shall terminate and the rent shall be abated during the unexpired portion of this Lease effective on the date physical possession is taken by the condemning authority. Lessee shall have no claim to the condemnation award. Notwithstanding the foregoing, Lessee shall be permitted to maintain a separate action against the condemning authority for loss of business, moving expenses and unamortized cost of any improvements or trade fixtures made by Lessee to the Premises. In no event shall Lessor be liable to Lessee for any business interruption or diminution in the use or the value of any unexpired term of this Lease.

(b) If possession of a portion of the Premises is taken or condemned by public authority for public use so as not to make the remaining portion of the Premises unusable for the purpose leased, this Lease will not be terminated but shall continue. In such case, the rent shall be equitably and fairly reduced or abated for the remainder of the term in proportion to the amount of the Premises taken. Lessee shall have no claim to the condemnation award. Notwithstanding the foregoing, Lessee shall be permitted to maintain a separate action against the condemning authority for loss of business, moving expenses and unamortized cost of any improvements or trade fixtures made by Lessee to the Premises. In no event shall Lessor be liable to Lessee for any business interruption or diminution in the use or the value of any unexpired term of this Lease.

15. FIRE AND CASUALTY: (a) If the Premises or a portion of the building other than the Premises should be totally destroyed by fire or other casualty, or if the Premises or a portion of the building other than the Premises should be so damaged so that rebuilding cannot reasonably be completed within one hundred and ~~twenty (120)~~ fifty (150) ~~working~~ days after the date of written notification by Lessee to Lessor of the destruction, this Lease shall terminate and the rent shall be abated for the unexpired portion of the Lease, effective as of the date of the written notification.

(b) If the Premises should be partially damaged by fire or other casualty, and rebuilding or repairs can reasonably be completed within one hundred ~~twenty (120) working~~ fifty (150) days from the date of written notification by Lessee to Lessor of the destruction, this Lease shall not terminate, but Lessor shall at its sole risk and expense proceed with reasonable diligence to rebuild or repair the building or other improvements (other than improvements which Lessor is not obligated to insure pursuant to Paragraph-18) to substantially the same condition w\in which they existed prior to the damage. If the Premises are to be rebuilt or repaired and are untenantable in whole or in part following the damage, ~~and the damage or destruction was not caused or contributed to by act or negligence of Lessee, its agents, employees, invitees or those for whom Lessee is responsible,~~ the rent payable under this Lease during the period for which the Premises are untenantable shall be adjusted to such an extent as may be fair and reasonable under the circumstances. In the event that Lessor fails to complete the necessary repairs or rebuilding within one hundred ~~twenty (120) working~~ fifty (150) days from the date of written notification by Lessee to Lessor of the destruction plus the number of days by which such repairs or rebuilding are delayed by reason of acts of God or force majeure, Lessee may at its option terminate this Lease by delivering written notice of termination to Lessor, whereupon all rights and obligations under this Lease shall cease to exist.

16. INSURANCE BY LESSEE: Lessee shall, during the term of the Lease, procure at its expense and keep in force the following insurance:

(a) Commercial general liability insurance naming the Lessor as an additional insured against any and all claims for bodily injury and property damage, occurring in or about the Premises, arising out of Lessee’s use and occupancy of the Premises. Such insurance shall have a combined single limit of not less than One Million Dollars (1,000,000) per occurrence with a Two Million Dollar ($2,000,000) aggregate limit and excess umbrella liability insurance in the amount of Two Million Dollars ($2,000,000). If the Lessee has other locations that it owns or leases, the policy shall include an aggregate limit per location endorsement. Such liability insurance shall be primary and not contributing to any insurance available to Lessor and Lessor’s insurance shall be in excess thereto. In no event shall the limits of such insurance be considered as limiting the liability of Lessee under this Lease.

(b) Personal property insurance insuring all equipment, trade fixtures, inventory, fixtures and personal property located on or in the Premises for perils covered by the causes of loss – special form (all risk) and in addition, coverage for flood, ~~earthquake~~ and boiler and machinery (if applicable). Such insurance shall be written on a replacement cost basis in an amount equal to one hundred percent (100%) of the full replacement value of the aggregate of the foregoing, subject to a commercially reasonable deductible.

(c) Worker’s compensation insurance in accordance with statutory law and employers’ liability insurance with a limit of not less than $100,000 per employee and $500, 000 per occurrence.

(d) Such other insurance as Lessor deems necessary and prudent in its reasonable discretion or is reasonably required by Lessor’s beneficiaries or mortgages of any deed of trust or mortgage encumbering the Premises and which are available at a commercially reasonable premium.

The policies required to be maintained by Lessee shall be with companies rated AVII or better in the most current Issue of Best’s Insurance Reports. Insurers shall be licensed to do business in the state in which the Premises are located and domiciled in the USA. Any deductible amounts under any insurance policies required hereunder shall not exceed ~~$1,000~~ a commercially reasonable amount. Certificates of Insurance (certified copies of the policies may be required) shall be delivered to Lessor prior to the commencement date and annually thereafter at least thirty (30) days prior to the expiration date of the old policy. Lessee shall have the right to provide insurance coverage, which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Premises and to Lessor as required by this Lease. Each policy of insurance shall provide notification to Lessor at least thirty (30) days prior to any cancellation or modification to reduce the insurance coverage.

17. WAIVER OF SUBROGATION: Lessor and Lessee hereby mutually waive their respective rights of recovery against each other for any loss of, or damage to, either party’s property, to the extent that such loss or damage is insured by an insurance policy issued by its insurer ~~whereby the insurer waives its rights of subrogation against the other party. The provisions of this clause shall not apply in those instances in which waiver of subrogation would cause either party’s insurance coverage to be voided or otherwise made uncollectable~~ or is required to be insured hereunder. Lessor and Lessee will cause their respective insurance companies to endorse their respective insurance policies to permit a waiver of subrogation rights.

18. INSURANCE BY LESSOR: Lessor shall, during the term of this Lease, procure and keep in force the following insurance, the cost of which shall be deemed as Additional Rent payable by Lessee pursuant to Paragraph 3 hereinabove:

(a) Property insurance insuring the building and improvements and rental value insurance for perils covered by the causes of loss – special form (all risk) and in addition, coverage for flood, earthquake and boiler and machinery (if applicable). Such coverage (except for flood and earthquake) shall be written on a replacement cost basis equal to ninety percent (90%) of the full insurable replacement value of the foregoing, subject to a commercially reasonable deductible and shall not cover Lessee’s equipment, trade fixtures, inventory, fixtures or personal property located on or in the Premises.

(b) Commercial general liability insurance against any and all claims for bodily injury and property damage occurring in or about the building or the land. Such insurance shall have a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence per location with a Two Million Dollar ($2,000,000) aggregate limit.

(c) Such other insurance as Lessor in its reasonable discretion deems necessary and prudent or is required by Lessor’s beneficiaries or mortgages of any deed of trust or mortgage encumbering the Premises.

19. INDEMNIFICATION: The Lessee will indemnify and hold harmless the Lessor from and against any and all claims arising from or caused by (i) Lessee’s occupancy of the Premises (including, by not limited to, statutory liability and liability under workers’ compensation laws, (ii) any breach or default in the performance of any obligation on the Lessee’s part to be performed under the terms of this Lease, (iii) to the extent caused by Lessee, its employees, agents, contractors or invitees, the buildings and improvements located on the Premises becoming out of repair, or the leakage of gas, oil, water or steam, or the occurrence of electricity emanating from the Premises, ~~or any cause whatsoever~~ and (iv) any act or negligence of the Lessee, or any officer, agent, employee, guest, or invitee of the Lessee. The Lessee will indemnify and hold harmless the Lessor from and against any and all costs, attorneys’ fees, expenses and liabilities incurred with respect to any such claim or any case, action or proceeding brought against the Lessor by reason of any such claim. The Lessee upon notice from the Lessor will defend the same at the Lessee’s expense by counsel approved in writing by the Lessor. The Lessor will indemnify and hold harmless the Lessee from and against any and all claims arising from or caused by (i) any breach or default in the performance of any obligation on Lessor’s part to be performed under the terms of this Lease and (ii) any act or negligence of Lessor, or its employees, agents, contractors or invitees. The Lessor will indemnify and hold harmless the Lessee from and against any all reasonable and necessary costs, attorney’s fees, expenses and liabilities incurred with respect to any such claim or any case, action or proceeding brought against the Lessee by reason of any such claim. The Lessor upon notice from the Lessee will defend the same at Lessor’s expense by counsel approved in writing by the Lessee.

The Lessee, as a material part of the consideration to the Lessor, assumes all risk of damage to property or injury to persons, in, upon or about the Premises (except that the Lessee does not assume any risk of damage to the Lessee resulting from the willful misconduct of the Lessor or its authorized representatives) from any cause whatsoever except that which is caused by either (i) the failure of the Lessor to observe any of the terms and conditions of the Lease if such failure has persisted for an unreasonable period of time after written notice of such failure or (ii) the negligence of Lessor, its employees, agents, contractors or invitees.

The Lessor is not liable for any claims, costs or liabilities arising out of or in connection with the acts or omissions of any other lessees in the building. The Lessee waives all of its claims in respect thereof against the Lessor.

20. QUIET ENJOYMENT: Lessor warrants that it has full right to execute and to perform this Lease and to grant the estate demised and that Lessee, upon payment of the required rents and performing the terms, conditions, covenants and agreements contained in this Lease shall peaceably and quietly have, hold and enjoy the Premises during the full term of this Lease as well as any extension or renewal thereof, subject to the provisions of this Lease. Lessor shall not be responsible for the acts or omissions of any other lessee or third party that may interfere with Lessee’s use and enjoyment of the Premises. Notwithstanding the foregoing, Lessor acknowledges and agrees that in the event any other tenant of Lessor defaults with respect to its obligations under such tenant’s lease and such default materially adversely interferes with Lessee’s use and enjoyment of the Premises, then, if requested by Lessee, Lessor shall, at no out-of-pocket cost or expense to Lessor, take such commercially reasonable actions as may be necessary to require the subject tenant to comply with the terms of its lease so as to eliminate such interference with Lessee’s use and enjoyment of its Premises.

21. LESSOR’S RIGHT OF ENTRY: Lessor shall have the right upon providing 24 hours prior written notice to Lessee (except in the event of an emergency where no such prior notice shall be required), at all reasonable hours, to enter the Premises for the following reasons: cleaning or making repairs; making alternations or additions as Lessor may deem necessary or desirable provided same do not adversely affect Lessee’s business operations or materially detract from the aesthetics of the Premises; determining Lessee’s use of the Premises, determining if an act of default under this Lease has occurred, or for the purpose of showing the Premises to prospective purchasers, mortgagees and, during the last six (6) months of the Lease term only, tenants. The right of entry shall likewise exist for the purpose of removing placards, signs, fixtures, alternations or additions that do not conform to this Lease or to the rules and regulations of the building. In relation to the foregoing, Lessor acknowledges and agrees that all entries by Lessor or its agents or contractors into the Premises shall be conducted at such times and in such a manner so as to minimize any interference with Lessee’s business operations.

22. ASSIGNMENT OR SUBLEASE: Lessor shall have the right to transfer and assign, in whole or in part, its rights and obligations in the building and property that are the subject of this Lease. Lessee shall not assign this Lease or sublet all or any part of the Premises without Lessor’s prior written consent which consent will not be unreasonably withheld or delayed. The transfer of a majority of shares, ~~or~~ partnership interests, or any other beneficial interests in the Lessee ~~in Lessee~~ will be deemed an assignment in violation of this Lease. ~~Without limiting the generality of the foregoing, Lessor shall have the option, upon receipt from Lessee of written request for Lessor’s consent to subletting or assignment, setting forth the date that the requested subletting or assignment is to be effective, to cancel this Lease as of such date. The option shall be exercised, if at all, within fifteen (15) days following Lessor’s receipt of such written request by delivery to Lessee of written notice of Lessor’s intention to exercise the option.~~ Notwithstanding the foregoing or any other provision contained herein to the contrary, Lessor acknowledges and agrees that Lessee may assign its interest under this Lease or sublet all or any portion of the Premises to any entity controlling or controlled by or under common control with Lessee or any successor to Lessee by purchase, merger, consolidation or reorganization (hereinafter, collectively referred to as a “Permitted Transfer”); provided (i) Lessee is not then in default under this Lease beyond any applicable notice and cure period, (ii) the Premises are not in any way adversely affected by the assignment or subletting. In the event of any assignment of subletting, Lessee shall nevertheless at all times remain fully responsible and liable for the payment of the rent and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease. In the event of any sublease or assignment of all or any portion of the Premises where the rent in the sublease or assignment exceeds the rent or pro rate portion of the rent, as the case may be, for such space in the Lease, Lessee shall pay the Lessor monthly, as additional rent, at the same time as the monthly installments or rent hereunder, one-half (1/2) of the excess rent paid for the sublease or assignment over the rent in this Lease applicable to the subleased or assigned space. Lessor’s approval of any subtenant or assignee is conditioned upon there being no additional compliance required with all laws, rules and regulations of any governmental authority required of either the Lessor or the Lessee and such approval shall create no responsibility or liability on the part of the Lessor for any non-compliance with laws, rules and regulations of any governmental authority. Upon the occurrence of an “event of default” as defined below, if all or any part of the Premises are then assigned or sublet, Lessor, in addition to any other remedies provided by this Lease or provided by law, may at its option, collect directly from the assignee or subtenants all rents becoming due to Lessee by reason of the assignment or sublease, and Lessor shall have a security interest in all properties on the Premises to secure payment of such sums. Any collection directly by Lessor from any assignee or subtenant shall not be construed to constitute a novation or a release of Lessee from the further performance of its obligations under this Lease.

23. LANDLORD’S LIEN: ~~As security for payment of rent, damages and all other payments required to be made by this Lease, Lessee hereby grants to Lessor a lien upon all property of Lessee now or subsequently located upon the Premises. If Lessee abandons or vacates any substantial portion of the Premises or is in default in the payment of any rentals, damages or other payments required to be made by this Lease or is in default of any other provision of this Lease. Lessor may enter upon the Premises, by picking or changing locks if necessary, and take possession of all or any part of the personal property, and may, on behalf of Lessee, sell all or any part of the personal property at a public or private sate, in one or successive sales, with or without notice, to the highest bidder for cash, delivering to the highest bidder all of Lessee’s title and interest in the personal property sold to him. The proceeds of the sale of the personal property shall be applied by Lessor toward the reasonable costs and expenses of the sale, including attorney’s fees, and then toward the payment of all sums then due by Lessee to Lessor under the terms of this Lease; any excess remaining shall be paid to Lessee or any other person entitled thereto by law.~~ Lessor acknowledges and agrees that Lessee shall have the right at any time to encumber all or any portion of its interest in and to any furniture, trade fixtures or equipment located in the Premises with a lien to secure financing, and Lessor agrees to execute such Lessor’s lien waiver or other agreement as Lessee’s lender may reasonably require in connection with such financing.

24. UNIFORM COMMERCIAL CODE: ~~This Lease is intended as and constitutes a security agreement within the meaning of the Uniform Commercial Code of the state in which the Premises are situated and, Lessor, in addition to the rights prescribed in this Lease, shall have all of the rights, titles, liens and interests in and to Lessee’s property now or hereafter located upon the Premises which are granted a secured party, as that term is defined under the Uniform Commercial Code, to secure the payment to Lessor of the various amounts provided in this Lease. Lessee will on request execute and deliver to Lessor a financing statement for the purpose of perfecting Lessor’s security interest under this Lease or Lessor may file this Lease or a copy thereof as a financing statement.~~

25. DEFAULT BY LESSEE: The following shall be deemed to be events of default by Lessee under this Lease:

(a)	Lessee shall fail to pay when due any installment of rent or any other payment required pursuant to this Lease; within ten days of the due date and any such failure to pay shall continue for a period of at least five (5) days after the date Lessor provides Lessee written notice of such failure to timely pay such amounts due (however, Lessor shall not be required to send written notice more than two (2) times in any one calendar year and in such, no notice shall be required).

(b)	~~Lessee shall abandon any substantial portion of the Premises~~;

(c)	Lessee shall fail to comply with any term, provision or covenant of this Lease, other than the payment of rent, and the failure is not cured within ~~five (5) days after written notice to Lessee;~~ fifteen (15) days after written notice to Lessee; provided, however, if any such failure by Lessee to comply with this Lease cannot reasonably be corrected within such fifteen (15) day period as a result of non-financial circumstances outside of Lessee’s control, and if Lessee has commenced substantial corrective actions within such fifteen (15) day period and is diligently pursuing such corrective actions, such fifteen (15) day period shall be extended for such additional time as reasonably necessary to allow completion of actions to correct Lessee’s noncompliance.

(d)	Lessee shall file a petition or be adjudged bankrupt or insolvent under federal bankruptcy law or any similar law or statue of the United States or any state; or a receiver or trustee shall be appointed for all or substantially all of the assets of Lessee or Lessee shall make a transfer in fraud of creditors or shall make an assignment for the benefit of creditors; or

(e)	Lessee shall do or permit to be done any act, which results in a lien being filed against the Premises or the building and/or project of which the Premises are a part and such lien is not released or bonded off within fifteen (15) days of the date Lessee is notified of the filing of such lien.

26. REMEDIES FOR LESSEE’S DEFAULT: Upon the occurrence of any event of default set forth in this Lease, Lessor shall have the option to pursue any one or more of the following remedies without any notice or demand:

(a) Terminate this Lease, in which event Lessee shall immediately surrender the Premises to Lessor, and if Lessee fails to surrender the Premises, Lessor may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises, by picking or changing locks if necessary, and lock out, expel, or remove Lessee and any other person who may be occupying all or any part of the Premises without being liable for prosecution of any claim for damages. Lessee agrees to pay on demand the amount of all loss and damage which Lessor may suffer by reason of the termination of the Lease under this subparagraph, whether through inability to relet the Premises on satisfactory terms or otherwise.

(b) Enter upon and take possession of the Premises, by picking or changing locks if necessary, and lock out, expel or remove Lessee and any other person who may be occupying all or any part of the Premises without being liable for any claim for damages, and relet the Premises on behalf of Lessee and receive directly the rent by reason of the reletting. Lessee agrees to pay Lessor on demand any deficiency that may arise by reason of any reletting of the Premises; further, Lessee agrees to reimburse Lessor for any commercially reasonable expenditures made by it for remodeling or repairing in order to relet the Premises.

(c) Enter upon the Premises, by picking or changing locks if necessary, without being liable for prosecution of any claim for damages, and do whatever Lessee is obligated to do under the terms of this Lease. Lessee agrees to reimburse Lessor on demand for any expenses which Lessor may incur in effecting compliance with Lessee’s obligation under this Lease; further, Lessee agrees that Lessor shall not be liable for any damages caused by the negligence of Lessor or otherwise resulting to Lessee from effecting compliance with Lessee’s obligations under this subparagraph.

Notwithstanding any other provision contained herein to the contrary, Lessor acknowledges and agrees that in the event of a Lessee default hereunder; Lessor shall use commercially reasonable efforts to mitigate its damages.

27. WAIVER OF DEFAULT OR REMEDY: Failure of ~~Lessor~~ either party hereunder to declare an event of default immediately upon its occurrence, or delay in taking any action in connection with an event of default, shall not constitute a waiver of the default, but ~~Lessor~~ such non-defaulting party shall have the right to declare the default at any time and take such action as is lawful or authorized under this Lease. Pursuit of anyone or more of the remedies set forth in ~~Paragraph 26 above~~ any section of this Lease shall not preclude pursuit of any one or more of the other remedies provided elsewhere in this Lease or provided by law, nor shall pursuit of any remedy provided constitute forfeiture or waiver of any rent or damages accruing to ~~Lessor~~ the non-defaulting party by reason of the violation of any of the terms, provisions or covenants of this Lease. Failure by ~~Lessor~~ either party to enforce one or more of the remedies provided upon an event of default shall not be deemed or construed to constitute a waiver of the default or of any other violation or breach of any of the terms, provisions and covenants contained in this Lease.

28. LESSOR’S LIABILITY: In the event of any liability of Lessor, Lessee agrees to look solely to Lessor’s interest in the building or the project, the leases of the building or of the project, and the Premises for the satisfaction of any right or remedy of Lessee including the collection of a judgment (or other judicial process) requiring the payment of money by Lessor, and no other property or assets of Lessor shall be subject to levy, execution, attachment or other enforcement procedure for the satisfaction of Lessee’s remedies under or with respect to the Lease, the relationship of Lessor and Lessee hereunder, or Lessee’s use and occupancy of the demised premises, or any other liability of Lessor to Lessee.

29. ELECTION OF ARBITRATION: Lessor shall have the right to elect that any controversy or claim arising out of or relating to this Lease, or the breach thereof, be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered in such an arbitration may be entered in any court having jurisdiction thereof.

30. ACTS OF GOD: ~~Lessor shall not be required to perform any covenant or obligation in this Lease, or~~ Neither party shall be liable in damages to ~~Lessee~~ the other party, so long as the performance or non-performance of the covenant or obligation is delayed, caused by or prevented by an Act of God or force majeure; provided, however, in no event shall an Act of God or force majeure be deemed to excuse the failure of the payment of sums of money by one party to the other party due hereunder.

31. ATTORNEY’S FEES: In the event ~~Lessee~~ either party defaults in the performance of any of the terms, covenants, agreements or conditions contained in this Lease and ~~Lessor~~ the non-defaulting party places in the hands of an attorney the enforcement of all or any part of this Lease or the collection of any rent due or to become due or recovery of the possession of the Premises, then in any of such events, ~~Lessee~~ the defaulting party agrees to pay ~~Lessor~~ reasonable attorney’s fees actually incurred for the services of the attorney, whether suit is actually filed or not. ~~In no event shall the attorney’s fees be less than fifteen percent of the outstanding balance owed by Lessee to Lessor.~~

32. HOLDING OVER: In the event of holding over by Lessee after the expiration or termination of this Lease, the hold over shall be as a tenant at will and all of the terms and provisions of this Lease shall be applicable during that period except that Lessee shall pay Lessor as rental for the period of such hold over an amount equal to one and one-~~half~~ fourth the rent which would have been payable by Lessee had the hold over period been a part of the original term of this Lease. Lessee agrees to vacate and deliver the Premises to Lessor upon Lessee’s receipt of notice from Lessor to vacate. The rental payable during the hold over period shall be payable to Lessor on demand. No holding over by Lessee, whether with or without consent of Lessor, shall operate to extend this Lease except as otherwise expressly provided.

33. RIGHTS OF FIRST MORTGAGEE: This Lease is and shall be subject and subordinate to all ground or underlying leases which may now or hereafter affect the building and to all mortgages and deeds of trust which may now or hereafter affect such leases or the building, and to all renewals, refinancings, modifications, replacements and extensions thereof (each, a ‘superior instrument’), and to any lien created thereby. Lessee shall promptly execute and deliver any certificate that the holder of a superior instrument (the “Holder”) may reasonably request to confirm the subordination ~~and Lessor is hereby irrevocably designated as attorney-in-fact for Lessee to deliver any such certificate to the Holder in the name, place and stead of Lessee.~~ . Notwithstanding the foregoing, Lessor shall use reasonable efforts in obtaining from the holder any or future mortgage an agreement in writing reasonably satisfactory to Lessee providing that for so long as the Lessee is not in default under this Lease beyond any applicable notice and cure period, the Holder of such superior instrument shall not disturb Lessee’s use and occupancy of the Premises. In the event the Holder succeeds to the interest of Lessor under this Lease, it shall not (i) have any liability for refusal or failure to perform or complete any work required to be done by Lessor under this Lease or any work letter attached hereto, to prepare the Premises for Lessee’s occupancy, or otherwise to prepare the Premises for occupancy in accordance with the provisions of this Lease, or have any liability under any guaranty of indemnification with respect to such work, (ii) be liable for any act, omission or default of any prior Lessor under this Lease provided, however, the foregoing shall not be deemed to release such party from any obligation it might otherwise have to cure defaults of a continuing nature, (iii) be subject to any offsets, claims or defenses which shall have theretofore accrued to Lessee against any prior Lessor, (iv) be bound by any rent or additional rent which Lessee might have paid to any prior Lessor for more than one month in advance, (v) be bound by any modification, amendment, abridgment, cancellation or surrender of this Lease to which the Holder shall not have consented in writing. In the case of any foreclosure or conveyance by deed in lieu of foreclosure under any superior instrument, the rights and remedies of Lessee in respect of any obligations of any successor Lessor under this Lease shall be nonrecourse as to any assets of such successor Lessor other than its equity in the building. In the event the Holder shall succeed to the interest of Lessor under this lease, whether through possessory or foreclosure action or deed in lieu of foreclosure, this Lease shall, ~~at the option of the Holder,~~ not be terminated or affected by such foreclosure or any of such proceedings and Lessee shall attorn to and recognize the Holder as its Lessor upon the terms, covenants, conditions and agreements contained in this Lease to the same extent and in the same manner as if this Lease was a direct lease between the Holder and Lessee, except as otherwise provided above.

34. ESTOPPEL CERTIFICATES: Lessee agrees to furnish promptly, from time to time, upon request of Lessor or any mortgagee, an estoppel certificate to Lessor, any person designated or any mortgagee, in the form attached hereto as Exhibit B, with such modifications thereto as are required to make the same true and correct. Likewise, Lessor agrees that upon written request by Lessee, Lessor shall deliver to Lessee an estoppel certificate covering such matters of fact with respect to the Lease as are reasonably requested by Lessee.

35. FINANCIAL INFORMATION: If then requested by Lessor, Lessee agrees to submit to Lessor, within 160 days from Lessee’s fiscal year end, audited annual financial statements of its parent company for the previous fiscal year. If Lessee does not have annual financial statements which are audited, Lessee agrees to submit to Lessor unaudited annual financial statements within the same time frame. With respect to the foregoing, if requested by Lessee, Lessor shall execute and deliver such commercially reasonable form of confidentially agreement as Lessee may require as a condition to its release of any financial statements, which are not otherwise publicly available.

36. ~~COST OF LIVING INCREASE: At the end of each calendar year of the term hereof, the monthly rent to be paid by Lessee for the upcoming calendar year will increase in accordance with the cost of living, as follows:~~

~~An estimate of the cost of living will be made by calculating the percentage of variation of the current year from the previous calendar year, as indicated by the Consumer Price Index – U.S. City Average – Clerical and Wage Earner (1967 = 100), published by the Bureau of Labor Statistics from September to September. Said percentage will be multiplied by the existing monthly rent, as illustrated in the sample formula below:~~

~~2005 CPI – 2004 CPI~~	~~x 2004 monthly rent = estimated adjustment in 2005 rent~~
~~2004 CPI~~

~~The resulting figure will be the amount of increase in the upcoming year’s monthly rent. In no event shall the rent ever be reduced by reason of this Paragraph 36 and in no event be less than three percent.~~

~~Within 90 days after the first day of the new calendar year, Lessor shall provide Lessee with a notice of actual rental adjustment for the previous year, as indicated by the CPI for that year. If said notice is above the amount prepaid by Lessee, the remainder shall be due and payable with the next month’s rent.~~

~~In the event that (A) the Consumer Price Index ceases to use the 1967 base of 100, or (B) a substantial change is made in the number of items used in determining the Consumer Price Index such that Lessor and Lessee agree that the Consumer Price Index does not accurately reflect the purchasing power of the dollar, or (C) the Consumer Price Index shall be discontinued for any reason, Lessor shall reasonably designate a new index or base that measures the cost of living, with appropriate adjustment in such base or index to make the same comparable to CPI (1967) – U.S. City Average – All Items – Urban Wage Earners and Clerical Workers.~~

37. SUCCESSORS: This Lease shall be binding upon and inure to the benefit of Lessor and Lessee and their respective heirs, personal representatives, successors and assigns. It is hereby covenanted and agreed that should Lessor’s interest in the Premises cease to exist for any reason during the term of this Lease, then notwithstanding the happening of such event this Lease nevertheless shall remain unimpaired and in full force and effect and Lessee hereunder aggress to attorn to the owner of the Premises.

38. RENT TAX: If applicable in the jurisdiction where the Premises are situated, Lessee shall pay and be liable for all rental, sales and use taxes or other similar taxes, if any, levied or imposed by any city, state, county or other governmental body having authority, such payments to be in addition to all other payments required to be paid to Lessor by Lessee under the terms of this Lease. Any such payment shall be paid concurrently with the payment of the rent upon which the tax is based as set forth above.

39. DEFINITIONS: The following definitions apply to the terms set forth below as used in this Lease:

(a) “Abandon” means the vacating of all or a substantial portion of the Premises by Lessee, whether or not Lessee is in default of the rental payments due under this Lease.

(b) An “act of God” or “force majeure” is defined for purposes of this Lease as strikes, lockouts, sit-downs, material or labor restrictions by any governmental authority, unusual transportation delays, riots, floods, washouts, expulsions, earthquakes, fire, storms, weather (including wet grounds or inclement weather which prevents construction), acts of the public enemy, wars, insurrections and any other cause not reasonably within the control of ~~Lessor~~ the applicable party and which by the exercise of due diligence ~~Lessor~~ of the applicable party is unable, wholly or in part, to prevent or overcome.

(c) The “commencement date” shall be the date set forth in Paragraph 2. The “commencement date” shall constitute the commencement of this Lease for all purposes, whether or not Lessee has taken possession.

(d) ~~Subject to the provisions of Paragraph 4(d) of the Work Letter Agreement attached hereto, the “completion date” shall be the date on which the improvements erected and to be erected upon the Premises shall have been substantially completed in accordance with the plans and specifications described in Paragraph 12. Lessor shall use its reasonable efforts to establish the “completion date” as the date set forth in Paragraph 2. In the event that the improvements have not in fact been completed as of that date, Lessee shall notify Lessor in writing of its objections. Lessor shall have a reasonable time after delivery of the notice in which to take such corrective action as may be necessary, and shall notify Lessee in writing as soon as it deems such corrective action has been completed so that the improvements are completed and ready for occupancy.~~ Taking of possession by Lessee shall be deemed to establish conclusively that the ~~improvements have~~ Lessor’s Work has been substantially completed and that the Premises are in good and satisfactory condition, as of the date possession was so taken by Lessee, except for latent defects and incomplete punch list items, if any.

(e) “Real property tax” means all school, city, state and county taxes and assessments, including special district taxes or assessments.

(f) “Square feet” or “square foot” as used in this Lease includes the area contained within the space occupied by Lessee together with a common area percentage factor of Lessee’s space proportionate to the total building area.

(g) “Lessor” as used in this Lease means only the owner, or the Mortgagee in possession, for the time being of the building or the land on which the building is situated (the “land”) (or the owner of a lease of the building or of the land and the building), so that in the event of any transfer of title to said land and building or said lease, or in the event of a lease of the building, or of the land and building, upon notification to Lessee of such transfer or lease the said transferor Lessor shall be and hereby is entirely freed and relieved of all existing or future covenants, obligations and liabilities of Lessor hereunder.

40. MISCELLANEOUS: The captions appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such paragraph. If any provision of this Lease shall ever be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Lease, and such other provisions shall continue in full force and effect.

41. NOTICE: (a) All rent and other payments required to be made by Lessee shall be payable to Lessor at the address set forth below.

(b) All payments required to be made by Lessor to Lessee shall be payable to Lessee shall be payable at the address set forth below, or at any other address within the United States as Lessee may specify from time to time by written notice.

(c) Any notice or document required or permitted to be delivered by this Lease shall be deemed to be delivered (whether or not actually received) five (5) days after the date being deposited in the United States Mail, ~~or hand delivered~~, postage prepaid, certified mail, return receipt requested, at the time of delivery if hand delivered or one (1) day following the day same is deposited with a reputable overnight courier service for next day delivery, addressed to the parties at the respective addresses set out below:

Lessor:	Lessee:

Realmark-Commercial LLC	Adherex, Inc.
c/o Realmark Properties, Inc.	2300 Englert Dr., Suite G
2350 N. Forest Road	Durham, NC 27713
Getzville, NY 14068	Att: Legal Department

42. ENTIRE AGREEMENT AND LIMITATION OF WARRANTIES: IT IS EXPRESSLY AGREED BY LESSEE, AS A MATERIAL CONSIDERATION FOR THE EXECUTION OF THIS LEASE, THAT THIS LEASE, WITH THE SPECIFIC REFERENCES TO WRITTEN EXTRINSIC DOCUMENTS, IS THE ENTIRE AGREEMENT OF THE PARTIES; THAT THERE ARE AND WERE NO VERBAL REPRESENTATIONS, WARRANTIES, UNDERSTANDINGS, STIPULATIONS, AGREEMENTS OR PROMISES PERTAINING TO THIS LEASE OR THE EXPRESSLY MENTIONED WRITTEN EXTRINSIC DOCUMENTS NOT INCORPORATED IN WRITING IN THIS LEASE. LESSOR AND LESSEE EXPRESSLY AGREE THAT THERE ARE AND SHALL BE NO IMPLIED WARRANTIES, UNDERSTANDINGS, STIPULATIONS, AGREEMENTS OR PROMISES PERTAINING TO THIS LEASE OR THE EXPRESSLY MENTIONED WRITTEN EXTRINSIC DOCUMENTS NOT INCORPORATED IN WRITING IN THIS LEASE. LESSOR AND LESSEE EXPRESSLY AGREE THAT THERE ARE AND SHALL BE NO IMPLIED WARRANTIES OF MERCHANTABILITY, HABITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OF ANY OTHER KIND ARISING OUT OF THIS LEASE AND THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THOSE EXPRESSLY SET FORTH IN THIS LEASE. IT IS LIKEWISE

AGREED THAT THIS LEASE MAY NOT BE ALTERED, WAIVED, AMENDED OR EXTENDED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY BOTH LESSOR AND LESSEE. THE FOLLOWING DOCUMENTS ARE ATTACHED HERETO AND INCORPORATED HEREIN BY REFERENCES:

43. OTHER PROVISIONS: “See attached Exhibit C.”

Signed at                                     , this 1st day of April, 2004.

Lessor: REALMARK – COMMERCIAL, LLC	Lessee: ADHEREX, INC.

/s/ David Shipston	/s/ William P. Peters

By:	By:
(Name and Title) David Shipston, Vice President	William P. Peters, Chief Executive Officer

Attest:	Attest:

Exhibit A

Floor Plan

Exhibit B

Form of Estoppel Certificate

The undersigned                                                                                            (“Lessee”), in consideration of One Dollar ($1.00) and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby certifies to                                                           (“Lessor”), [the holder or prospective holder of any mortgage or deed of trust covering the property] (the “Mortgagee”) and [the vendee under any contract of sale with respect to the Property] (the “Purchaser”) as follows:

1.	Lessee executed and exchanged with Lessor a certain lease (the “Lease”), dated , 20 , covering the floor shown attached on the plan annexed hereto as Exhibit A (the “leased premises”) in the building located in the known as and by the street number (the “Property”), for a term to commence (or which commenced) on , 20 , and to expire on .

2.	The Lease is in full force and effect and has not been modified, changed, altered or amended in any respect.

3.	Lessee has accepted and is now in possession of the leased premises and is paying the full rental under the Lease.

4.	The base rental payable under the Lease is $ per month. The base rental and all additional rent and other charges required to be paid under the Lease have been paid for the period up to and including .

5.	No rent under the Lease has been paid for more than thirty (30) days in advance of its due date.

6.	All work required under the Lease to be performed by Lessor has been completed to the full satisfaction of Lessee.

7.	~~There~~ To Lessee’s current actual knowledge, there are no defaults existing under the Lease on the part of either Lessor or Lessee.

8.	~~There~~ To Lessee’s current actual knowledge, there is no existing basis for Lessee to cancel or terminate the Lease.

9.	As of the date hereof, there exists no valid defense, offsets, credits, deductions in rent or claims against the enforcement of any of the agreements, terms, covenants or conditions of the Lease.

10.	Lessee affirms that any disputes with Lessor giving rise to a claim against Lessor is a claim under the Lease only ~~and is subordinate to the rights of the holder of all mortgages or deeds of trust of the fee or leasehold of the building and shall be subject to all the terms, conditions and provisions thereof. Any such claims are not offsets to or defense against enforcement of the Lease.~~

~~11.~~	~~Lessee affirms that any dispute with Lessor giving rise to a claim against Lessor is a claim under the Lease only and is subordinate to the rights of the Purchaser pursuant to any contract of sale. Any such claims are not offsets to or defense against enforcement of the Lease.~~

12.	Lessee affirms that any claims pertaining to matters in existence at the time Lessee took possession and which are known to or which were then readily ascertainable by Lessee shall be enforced solely by money judgment and/or specific performance against Lessor named in the Lease and except as otherwise specifically set forth in the Lease, may not be enforced as an offset to or defense against enforcement of the Lease.

13.	There are no actions, whether voluntary or otherwise, pending against Lessee under the bankruptcy laws of the United States or any state thereof.

~~14.~~	~~There has been no material adverse change in Lessee’s financial condition between the date hereof and the date of execution and delivery of the Lease.~~

15.	Lessee acknowledges that Lessor has informed Lessee that an assignment of Lessor’s interest in the Lease has been or will be made to the Mortgagee and that no modifications, revision or cancellation of the Lease or amendments thereto shall be effective unless a written consent thereto of the Mortgagee is first obtained, and that until further notice payments under the Lease may continue as heretofore.

16.	Lessee acknowledges that Lessor has informed Lessee that Lessor has entered into a contract to sell the Property to Purchaser and that no modification, revision or cancellation of the Lease or amendments thereto shall be effective unless a written consent thereto of the Purchaser has been obtained.

17.	This certification is made to induce Purchaser to consummate a purchase of the Property and to induce Mortgagee to make and maintain a mortgage loan secured by the Property and/or to disburse additional funds to Lessor under the terms of its agreement with Lessor, knowing that said Purchaser and Mortgagee rely upon the truth of this certification in making and/or maintaining such purchase or mortgage or disbursing such funds, as applicable.

18.	Except as modified herein, all other provisions of the Lease are hereby ratified and confirmed.

By:
Lessee

Date

Exhibit C

Other Provisions

1.	RENEWAL OPTION. (a) Provided the Lessee is not then in uncured default under this Lease beyond applicable notice and cure periods, Lessee shall have the option to renew this Lease as to the entire Premises for one (1) successive three (3) year terms, each of such terms commencing upon the expiration of the then current term hereof (the “Renewal Options”). If Lessee exercises a Renewal Option, Lessee agrees to pay rent during the respective Renewal Option period at the Fair Market Rental Rate (as hereinafter determined and defined) per month under the same terms and conditions as set forth in the Lease.

(b)	As used in this Lease, the term “Fair Market Rental Rate” shall mean the then prevailing monthly rental rate per square foot of space comparable in use, area and location to the space for which the Fair Market Rental Rate is being determined and being leased for a duration comparable for which such space is leased for periods commencing on or about the commencement of the term of such space. The Fair Market Rental Rate shall be determined by taking into consideration comparable fact situations during the prior 12-month period or any more recent relevant period in comparable buildings in Durham, North Carolina.

(c)	Lessor shall notify Lessee of Lessor’s determination of the Fair Market Rental Rate within fifteen (15) days after receipt of Lessee’s written request therefore (which shall be made by Lessee no later than one hundred eighty (180) days prior to the expiration of the Term or any previous Renewal Option term exercised by Lessee). If Lessee agrees with Lessor’s determination of the Fair Market Rental Rate, then, Lessee may exercise its Renewal Option by providing Lessor written notice thereof within fifteen (15) days of its receipt of Lessor’s notice of determination of the Fair Market Rental Rate. If Lessee disagrees with Lessor’s determination of the Fair Market Rental Rate, Lessee shall notify Lessor of Lessee’s disagreement within fifteen (15) days after Lessee’s receipt of Lessor’s notice of its determination of the Fair Market Rental Rate. If Lessee so notifies Lessor, that Lessor’s determination of the Fair Market Rental Rate is not acceptable to Lessee, Lessor and Lessee shall, during the fifteen (15) day period after Lessee’s notice, attempt to agree on the Fair Market Rental Rate. If Lessor and Lessee are unable to agree, then the Fair Market Rental Rate shall be determined as provided below: Lessor and Lessee shall each select an expert (as hereinafter described) within fifteen (15) days after the expiration of the aforementioned fifteen (15) day period. Such expert shall be independent and experienced in leasing similar-class space in the Durham, North Carolina, and shall be instructed to form their opinions based on the criteria specified above. Both experts so selected shall within ten (10) days after their selection, select a third (3rd) expert who shall also meet the same qualifications. The three (3) experts so selected shall within fifteen (15) days after the selection of the third (3rd) expert each independently formulate their opinion of the Fair Market Rental Rate for the space and period in question. The three (3) opinions shall then be averaged and such average shall be the Fair Market Rental Rate; provided, however, that if any experts opinion is more than ten percent (10%) greater or less than the middle opinion, then such greater or lesser opinion (or both if each is more a variance from the middle opinion than ten percent (10%)), shall be disregarded and the remaining number of opinions shall be added together with the sum thereof divided by the remaining number of opinions and the quotient thereof shall be the Fair Market Rental Rate. The determination of the Fair Market Rental Rate by the three (3) experts (or such lesser number of experts as may be applicable in accordance with the above provisions) shall be binding upon Lessor and Lessee; Lessor and Lessee shall each pay for the services of its expert and shall share equally in the cost of the third expert. In the event Lessee fails to timely exercise its Renewal Option, the Renewal Option of Lessee shall lapse unexercised.

2.	RIGHT OF FIRST REFUSAL ON ADJACENT SPACE. Lessee shall have a right of first refusal to rent all or any portion of the building lying adjacent to the Premises (the “Adjacent Space”) subject to the terms of this Section 2. Accordingly, provided no uncured event of default then exists with respect to Lessee, Lessor will provide Lessee written notice (the “Adjacent Space Notice”), in the event Lessor either issues a proposal to a third party to lease space within the building which includes all or any portion of the Adjacent Space or in the event Lessor receives a written third party proposal acceptable to Lessor for lease of any space which includes all or any portion of the Adjacent Space. Such Adjacent Space Notice shall set forth the terms of the subject third (3rd) party proposal. The party to whom Lessor issues the subject proposal to lease or from whom Lessor has received a proposal to lease which is acceptable to Lessor shall be referred to herein as the “Proposed Adjacent Space Lessee”. Lessee shall have ten (10) days following its receipt of such Adjacent Space Notice to provide Lessor written notice of Lessee’s acceptance or rejection to lease the area, which is the subject of the third (3rd) proposal (the “Adjacent Space Right of Refusal Space”) in accordance with all the terms and provisions of the subject third (3rd) party proposal. In the event Lessee fails to provide Lessor notice of its election to lease the Adjacent Space Right of Refusal Space within said ten (10) day period, then, Lessor shall be free to execute a lease for the subject Adjacent Space Right of Refusal Space with the Proposed Adjacent Space Lessee under the terms set forth in the Adjacent Space Notice. In the event Lessee provided the Lessor timely notice of its election to lease the subject Adjacent Space Right of Refusal Space, then, in such event, Lessee shall enter into a lease with Lessor within fifteen (15) days thereafter upon the terms and conditions set forth in such third (3rd) party proposal. The form of such Lease shall be the same form of this Lease except to the extent inconsistent with the terms and conditions of the Adjacent Space Notice.

3.	EXPANSION OPTION. Lessee shall have a right at anytime during the term of the Lease to expand into any portion of the building lying adjacent to the Premises which is not then occupied and not subject to any lease or active lease proposal then being negotiated by Lessor and a prospective tenant (“Expansion Space”). Lessee’s lease of such Expansion Space shall be upon the same terms and conditions as Lessee’s lease of the original Premises hereunder, except that Lessee shall take such Expansion Space and it’s then “as is” condition without any obligation on part of Lessor to make improvements thereto. In the event Lessee so desires to take any such Expansion Space, Lessee shall provide Lessor thirty (30) days prior written notice of its election to take such Expansion Space. Accordingly, the rent commencement for such Expansion Space shall be that date which thirty (30) days is following the date of Lessee’s notice to Lessor of its election to take such Expansion Space. Upon Lessee’s election to so take such Expansion Space, Lessor and Lessee shall enter into an amendment to this Lease acknowledging the incorporation of the subject Expansion Space into the Premises. Following such time as Lessor and Lessee enter into such amendment acknowledging the incorporation of the Expansion Space into the Premises, Lessor shall make the Expansion Space available to Lessee for its build out of such Expansion Space. Lessee’s lease of the Expansion Space shall be coterminous with the lease of the original Premises.

4.	LIMITED SELF HELP RIGHT. Notwithstanding any other language contained herein to the contrary, Lessor acknowledges and agrees that in the event either (i) Lessor fails to perform any of its maintenance obligations under this Lease within thirty (30) days of its receipt of notice from Lessee, or (ii) Lessor, after commencing such performance, thereafter fails to diligently and continuously pursue the completion of same, then, in either such event, Lessee shall have the right to cure Lessor’s nonperformance and charge Lessor for Lessee’s reasonable actual out of pocket cost thereof. Furthermore, in addition to the rights set forth above, in the event emergency repairs are needed to elements of the Premises for which Lessor is responsible under the Lease in order to prevent imminent damage to Lessee’s property or business operations, then, under such circumstances, if Lessor has failed to commence and thereafter diligently pursue such repairs within a reasonable period following its receipt of Lessee’s notice of the need thereof (the reasonableness of said period to be determined based upon the attendant facts and circumstances), Lessee shall have the right to cure Lessor’s nonperformance and charge Lessor Lessee’s reasonable actual out of pocket cost thereof. In relation to the foregoing, Lessee acknowledges and agrees that even as to emergency repairs; Lessee’s notice to Lessor shall be in writing.

EXHIBIT D

Work Letter

1.	The “Plans” consist of the following described items, which are hereby approved by Lessee and Lessor:

A.	The floor plan attached hereto as Exhibit D-1 showing Lessor’s required build out of the Premises.

B.	the list of improvements attached hereto as Exhibit D-2, which is to be made as part of Lessor’s required build out of the Premises.

2. Lessor shall promptly begin construction of the improvements described and shown in the Plans (the “Lessor’s Work”), and shall pursue such construction with reasonable diligence to completion. Construction of Lessor’s Work shall be accomplished by contractors selected and employed by Lessor.

3. Lessor shall be solely responsible for all costs and expenses incurred in connection with the construction of Lessor’s Work in accordance with the Plans.

4. Lessor acknowledges and agrees that Lessee shall have the right to change the scope of Lessor’s Work in accordance with the provisions of this Section 4 with the approval of the Lessor which approval will not be unreasonablely withheld or delayed. In the event Lessee requests any changes to the scope of Lessor’s Work, Lessee shall submit revised drawings and/or revised specifications, as applicable, to Lessor for approval. Upon its receipt thereof, Lessor shall incorporate such changes into the Plans and they shall thereafter become a part of Lessor’s Work. However, Lessee acknowledges and agrees that Lessee shall be solely responsible for any and all increases in cost incurred in completing the Lessor’s Work which are attributable to Lessee’srequested changes in the scope of the Lessor’s Work. With respect thereto, Lessor acknowledges and agrees that Lessee shall have a right to amortize up to $28,500.00 of any such increases in costs over the term of the Lease by an increase in the monthly base rental amounts due hereunder as necessary to so amortize such excess over the term of the Lease at an interest rate of six percent (6%). An example of the foregoing would be where Lessee requests change orders to the scope of Lessor’s Work which have the effect of increasing the cost of Lessor’s Work by $35,000.00, Lessee would be responsible to pay $6,500.00 of such cost to Lessor on or before the Commencement Date and would have the right to amortize the remaining $28,500.00 of such cost over the initial six (6) year term of the Lease at said six percent (6%) interest rate, which would result in each monthly base rental payment of Lessee hereunder during the initial six (6) year term being increased by $472.34.

5. Substantial completion of Lessor’s Work shall be deemed to occur on the earlier of (i) the date the Lessor’s Work is substantially completed in all material respects in substantial compliance with the Plans (including any Lessee requested changes thereto) excepting only minor finish and touch-up work that does not interfere in any material respect with the occupancy of the Premises by Lessee (ii) the issuance of a Certificate of Occupancy or, (iii) the issuance of a Temporary Certificate of Occupancy. After the date of substantial completion, Lessor shall proceed with reasonable promptness to complete any minor finish and touch-up work and any other work required to finally complete the Lessor’s Work.

6. Lessor acknowledges and agrees that Lessee shall be entitled to access the Premises for purposes of installation of its trade fixtures and wiring for a two (2) week period prior to the date Lessor achieves substantial completion of the Lessor’s Work. Accordingly, Lessor shall provide Lessee written notice of its target substantial completion date approximately three (3) weeks prior to the date it anticipates substantial completion shall be achieved to enable Lessee to schedule such fixturing and wiring activities. Further related thereto, Lessor acknowledges and agrees that it shall provide Lessee temporary storage space for the full thirty (30) day period proceeding the date it substantially completes the Lessor’s Work for purposes of storage by Lessee of trade fixtures and/or equipment.

EXHIBIT D-2

-Paint seven (7) poles around entrance on perimeter of building

-Entrance: general touch-ups at suite entry

-Repair cracked soffit

-Cove base - carpet throughout

-Microscope room

-Flip door to server/phone room to swing out to open instead of in

-Add vent to server/phone room

-Wallpaper with building standard ($8.00 per sq. yd. Including installation): conference room, reception area, hallway, and first three offices to left of reception area (shown on plan)

-Chair rail: conference room, reception area, hallway, and first three offices to left of reception area (shown on plan)

-Conference room to have two (2) sets of can lights, on separate dimmers [lights over table separate from perimeter lights]

-Building standard carpet borders for conference room, reception area, hallway, and first three offices to left of reception area (shown on plan)

-New carpet with building standard and rubber base board ($14.00 per sq. yd including installation and rubber base board) throughout, except as stated above

-New paint throughout

-New building standard VCT throughout

-Restrooms within suite (Men’s room with toilet and urinal; Women’s with one toilet, where shown on plan)

-Hoods - repaired and in operating condition

-Fix all blinds (all matching)

-Replace all ceiling tiles (other than in the lab) with Armstrong Ultima acoustic ceiling tiles

-Refinish doors as required

-Replace/refinish hardware as required

-Electrical: five (5) 220 volt electrical outlets, location TBD

-Storage as shown on drawing

-Fix sidewalk

-Signage - Landlord shall provide exterior building signage agreed upon by Landlord and Tenant

-Replace upper and lower cabinets in kitchenette as shown on plan

-New wall with door in kitchenette/proposed conference room area, as shown on plan

-Convert lab area to area for cubes; carpet, paint, electrical for cubes with building standards

-Take wall out between offices as shown on plan

-Create one large conference room as shown on plan

-Remove sink as shown on plan

-Provide a 1 1/2 ton dedicated HVAC unit of which the tenant allowance is $6,000.00

Exhibit C

Rent Schedule

Monthly Lease Payments

1 – 6	$1,007.63
7 – 12	$4,868.75
13 – 24	$5,014.81
25 – 36	$5,165.26
37 – 42	$5,320.21
43 – 60	$5,479.82
61 – 72	$5,644.22

Rules and Regulations

1.	Lessor agrees to Lessee ~~two~~ twenty-five (25) keys without charge. Additional keys will be furnished at a nominal charge.

2.	Lessee will refer all contractors, contractor’s representatives and installation technicians rendering any service on or to the leased premises for Lessee, to Lessor for Lessor’s approval and supervision before performance of any contractual service. This provision shall apply to all work performed on or about the leased premises or project, including installation of telephones, telegraph equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings and equipment or any other physical portion of the premises or project. Lessor may charge a supervisory fee equal to ten percent (10%) of the cost of all such ~~services~~ contractual services under circumstances where the total cost of the contractual service is in excess of $10,000.00.

3.	Lessee shall not at any time occupy any part of the leased premises or project as sleeping or lodging quarters.

4.	Except to the extent necessary for the conducting of Lessee’s business operations, Lessee shall not place, install or operate on the leased premises or in any part of the building, any engine, stove or machinery, or conduct mechanical operations or cook thereon or therein, or place or use in or about the leased premises or project any explosives, gasoline, kerosene, oil, acids, caustics, or any flammable, explosive or hazardous material without written consent of Lessor. Notwithstanding the foregoing, Lessee shall be entitled to utilize microwave ovens in the Premises.

5.	Lessor will not be responsible for lost or stolen personal property, equipment, money or jewelry from the leased premises or the project regardless of whether such loss occurs when the area is locked against entry or not.

6.	No dogs, cats, fowl or other animals shall be brought into or kept in or about the leased premises or project.

7.	Employees of Lessor shall not receive or carry messages for or to any Lessee or other person, not contract with or render free or paid services to any Lessee or Lessee’s agents, employees or invitees.

8.	None of the parking, plaza, recreation or lawn areas, entries, passages, doors, elevators, hallways or stairways shall be blocked or obstructed, or any rubbish, litter, trash or material of any nature will be placed, emptied or thrown into these areas or such area be used by Lessee’s agents, employees or invitees at any time for purposes inconsistent with their reasonable designation by Lessor.

9.	The water closets and other water fixtures shall not be used for any purpose other than those for which they were constructed, and any damage resulting to them from misuse, or by the defacing or injury of any part of the building shall be borne by the person who shall occasion it. No person shall waste water by interfering with the faucets or otherwise.

10.	No person shall disturb occupants of the building by the use of any radios, record players, tape recorders, musical instruments, the making of unseemly noises, or any unreasonable use.

11.	Nothing shall be thrown out of the windows of the building or down the stairways or other passages.

12.	Lessee shall notify the Building Manager when safes or other heavy equipment are to be taken into or out of the Building. Moving of such items shall be done under the supervision of the Building Manager, after receiving written permission from him. Lessor agrees that there will be no charge for such supervision if such moving occurs during normal working hours.

13.	Lessor shall have the power to prescribe the weight and position of safes or other heavy equipment, which may overstress the floor. All damage done to the Building by the improper placing of heavy items that overstress the floor will be repaired at the sole expense of Lessee.

14.	No additional locks shall be placed upon any doors without the prior written consent of Lessor. All necessary keys shall be furnished by Lessor, and the same shall be surrendered upon termination of this Lease, and Lessee shall then give Lessor or his agent an explanation of the combination of all locks on the doors or vaults.

15.	Corridor doors, when not in use, shall be kept closed.

16.	Lessee shall comply with reasonable parking rules and regulations as may be posted and distributed from time to time.

17.	Vending machines or dispensing machines of any kind will not be placed in the leased premises by Lessee unless prior written approval has been obtained from Lessor.

18.	Prior written approval, which shall be at Lessor’s sole discretion, must be obtained for installations of any solar system material, window shades, blinds, drapes, awnings, window ventilators, or other similar equipment and any window treatment of any kind whatsoever. Lessor will control all internal lighting that may be visible from the exterior of the Building and shall have the right to change any unapproved lighting, without notice to the Lessor, at Lessee’s expense.

19.	Lessee shall be required to furnish and install a chair mat for each desk chair in the leased premises.

20.	The building shall be closed for the following legal holidays: New Year’s Day, the Fourth of July, Labor Day, Thanksgiving Day and Christmas Day, however, Lessee shall still be entitled to access and utilize the Premises on such dates.

It is Lessor’s desire to maintain in the building or project the highest standard of dignity and good taste consistent with comfort and convenience for Lessees. Any action or condition not meeting this high standard should be reported directly to Lessor. Your cooperation will be mutually beneficial and sincerely appreciated. Lessor reserves the right to make such other and further reasonable rules and regulations as in its judgment may from time to time be necessary, for the safety, care and cleanliness of the leased premises, and for the preservation of good order therein.

GUARANTY OF LEASE

LESSOR:	Realmark – Commercial LLC

LESSEE:	Adherex, Inc.

LEASE DATED:

GUARANTOR:	Adherex Technologies, Inc

GUARANTY DATE:

Lessee wishes to enter into a lease with Lessor. Lessor is unwilling to enter into the Lease unless Guarantor assures Lessor of the full performance of Lessee’s obligations under the Lease. Guarantor is willing to do so.

Accordingly, in order to induce Lessor to enter into the Lease with Lessee and for good and valuable consideration, the receipt and adequacy of which are acknowledged by Guarantor:

1.	Guarantor unconditionally guarantees to Lessor, its successors and assigns, Lessee’s full and punctual performance of Lessee’s obligations under the Lease, including without limitation payment of rent and all other charges due under the Lease. Guarantor waives notice of any breach or default by Lessee under the Lease. If Lessee defaults in the performance of its obligations, upon Lessor’s demand, Guarantor will perform Lessee’s obligation under the Lease.

2.	Any act of Lessor, its successors and assigns, consisting of a waiver of any of the terms and conditions of the Lease, or the giving of consent to any matter related to or thing related to the Lease, or granting of any indulgences or extensions of time to Lessee, may be done without notice to Guarantor and without affecting the obligations of Guarantor under this guaranty.

3.	The obligations of Guarantor under this guaranty will not be affected by Lessor’s receipt, application, or release of security given for the performance of Lessee’s obligations under the Lease nor by any modification of the Lease including without limitation, the alteration, enlargement or change of the premises described in the Lease except in the case of any modification, the liability of Guarantor will be deemed modified in accordance with the terms of such modification.

4.	The liability of Guarantor under this guaranty will not be affected by:

(a)	release or discharge of Lessee from its obligations under the Lease in any creditors’ receivership, bankruptcy or other proceedings, or the commencement or pendency of such proceedings;

(b)	the impairment, limitation of the liability of Lessee or the estate of Lessee in bankruptcy, or any remedy for the enforcement of Lessee’s liability under the Lease resulting from the operation of any future bankruptcy code or other statute or from the decision of any court;

(c)	the rejection or disaffirmance of the Lease in any such proceedings;

(d)	the assignment or transfer of the Lease or sublease of all or part of the premises described in the Lease by Lessee;

(e)	any disability or defense of Lessee;

(f)	the cessation from any cause whatsoever of the liability of Lessee under the Lease.

5.	Until all of the Lessee’s obligations under the Lease are fully performed, Guarantor:

(a)	waives any right of subrogation against Lessee by reason of any payments or acts of performance by Guarantor in compliance with the obligations of Guarantor under this guaranty;

(b)	waives any other right that Guarantor may have against Lessee by reason of any one or more payments or acts in compliance with obligations of Guarantor under this guaranty; and

(c)	subordinates any liability or indebtedness of Lessee held by Guarantor to the obligations of Lessee to Lessor under this Lease.

6.	The guaranty will apply to the Lease, any extensions or renewal of such Lease and any holdover term following the term of the Lease or any such extension or renewal.

7.	This guaranty may not be changed, modified, discharged or terminated orally or in any manner other than by written agreement signed by Guarantor and Lessor.

8.	Guarantor is directly obligated under the Lease. Lessor may at its option, proceed against Guarantor without proceeding against Lessee or anyone else obligated under the Lease or against any security for any of Lessee’s or Guarantor’s obligations.

9.	Guarantor will pay on demand the reasonable attorney’s fees and costs incurred by Lessor, its successors or assigns, in connection with the enforcement of this guaranty.

10.	Guarantor irrevocably appoints Lessee as its agent for service of process related to this guarantee.

11.	Guarantor agrees to provide Lessor with the same information and on the same terms as required of Lessee under Section 35 of the Lease.

Guarantor, Adherex Technologies, Inc.

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